EXHIBIT 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE THIRD QUARTER 2019

Company Expects to Achieve Positive Cash Flow from Operations and EBITDA in Fourth Quarter 2019

Personalized Connected Fitness Offerings Enhanced with Additions to Max Trainer, Treadmill, and Bike Categories and Relaunch of Digital Platform

VANCOUVER, WASHINGTON, November 7, 2019 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the third quarter and nine months ended September 30, 2019.

Net sales for the third quarter of 2019 totaled $61.7 million, a decrease of 32.2% compared to $91.1 million in the same quarter of 2018. Direct segment sales were down by 44.1% from the prior year quarter, primarily driven by lower Max Trainer® product sales and related to a 37.0% reduction in advertising expense compared to the prior year quarter as the Company prepared to increase spend on a new advertising campaign in the fourth quarter of 2019. Retail sales were down by 27.1% from the same quarter of the prior year, primarily reflecting partial shipment delays to October 2019 related to recently imposed tariffs further discussed below, as well as a decline in Bowflex Max Trainer® product sales. Royalty revenue in the third quarter of 2019 was $0.7 million, an increase of 12.4% compared to the same quarter of last year primarily due to a new agreement. For the first nine months of 2019, net sales were $205.1 million, a decrease of 27.1% compared to $281.4 million in the same period in the prior year. Gross margins for the third quarter of 2019 were 30.9% versus 42.3% for the same period of last year, primarily due to unfavorable product mix and unfavorable overhead absorption related to the decline in sales.

Total operating expenses for the third quarter of 2019 decreased by $5.0 million to $27.3 million compared to $32.3 million in the same period of last year, primarily due to lower advertising spend and product development costs, partially offset by increased advertising production costs. Operating loss for the third quarter of 2019 was $8.3 million, compared to operating income of $6.2 million in the same period of last year, primarily due to lower sales and unfavorable gross margins, partially offset by lower operating expenses.

Loss from continuing operations for the third quarter of 2019 was $10.6 million, or $0.36 per diluted share, compared to income of $4.5 million, or $0.15 per diluted share, for the same period of last year. Tax expense in the third quarter of 2019 included a $3.9 million, or $0.13 per diluted share, valuation allowance against the Company's deferred tax assets.

EBITDA loss from continuing operations for the third quarter of 2019 totaled $5.5 million compared to income of $8.5 million in the same quarter of the prior year.

Jim Barr, Chief Executive Officer, stated, “Third quarter results were impacted by declines in both of our segments. The Direct segment results were related to a significant reduction in advertising spend while we continued to fine-tune our refreshed brand and advertising messaging and finalize our fourth quarter advertising plan. The Retail segment experienced a partial shipping delay to October 2019 related to recently imposed tariffs implemented with a shortened notice period, as well as lower sales of our existing Max Trainer products. In late August, we began the Direct segment rollout of the new Max TotalTM product. This trainer features our first integrated digital screen that directly connects the user to the features of our upgraded AI-powered digital platform. Our new advertising and brand campaign launched with limited media weight to test messaging effectiveness and efficiency across television, social media, PR, and other digital platforms. The marketing spend during the third quarter included content development costs that we do not expect to incur on a similar scale in the fourth quarter. We anticipate ramping up a more robust marketing campaign during the fourth quarter of 2019 and the first quarter of 2020, incorporating learnings from the initial campaign test launch.”

Mr. Barr continued, “Now that I've been at Nautilus for 90 days, I am even more excited about the overall strength and potential of our brands. We believe that the digital platform, combined with a growing number of connected fitness offerings, is setting the stage for future performance and positions Nautilus as a global technology-driven fitness company. On October 30th, we relaunched our digital platform under the new JRNYTM name, reflecting our belief that fitness is a life-long pursuit and we continue to make that pursuit more attainable for everyone through our products and experiences. At its core, JRNYTM features an AI-driven true personalization engine that suggests customized workouts and adjusts to individual fitness levels, along with friendly coaching that customers tell us feels like having an on-demand one-on-one personal trainer. Accompanying these digital launches are our multichannel introductions of the connected fitness experience with the Bowflex 216 and 116 treadmills, the Schwinn IC4 bike, and the Bowflex C6 bike. Our efforts to right-size the business that we announced in July 2019 are progressing and we expect to save approximately $6 million in workforce and shared support cost reductions in 2020. In addition, we expect to have positive EBITDA from continuing operations in the fourth quarter and generate positive cash flow from operations in the fourth quarter.”

Segment Results

Net sales for the Direct segment were $16.2 million in the third quarter of 2019, a decrease of 44.1% over the comparable period last year driven primarily by lower Max Trainer® product sales and related to a 37.0% reduction in advertising expense compared to the prior year quarter. Operating loss for the Direct segment was $8.7 million for the third quarter of 2019, compared to an operating loss of $1.4 million in the third quarter of the prior year. Operating income was negatively impacted by the decline in sales and gross margins, partially offset by a decrease in sales and marketing expense. Gross margin for the Direct segment declined from 57.3% in the third quarter of 2018 to 38.3% in the third quarter of 2019, which resulted primarily from unfavorable overhead absorption related to decreased net sales and unfavorable product mix.

Net sales for the Retail segment were $44.8 million in the third quarter of 2019, a decrease of 27.1% when compared to net sales of $61.5 million in the third quarter of last year. The decrease primarily reflected partial shipping delays resulting from recently imposed tariffs, as well as a decline in Bowflex Max Trainer® product sales. Operating income for the Retail segment was $4.8 million for the third quarter of 2019 compared to income of $12.7 million in the third quarter of last year. The decrease in Retail segment operating income was primarily due to lower revenue and gross margins. Retail segment gross margin was 27.1% in the third quarter of 2019, compared to 34.7% in the same quarter of the prior year, which resulted primarily from unfavorable product mix and unfavorable overhead absorption related to the lower sales.

Balance Sheet

As of September 30, 2019, Nautilus had cash and cash equivalents of $5.8 million and debt of $20.6 million, compared to cash, cash equivalents and marketable securities of $63.5 million and debt of $32.0 million at year end 2018. Working capital of $42.9 million as of September 30, 2019 was $33.7 million lower than the 2018 year-end balance of $76.6 million. Inventory as of September 30, 2019 was $50.1 million, compared to $68.5 million as of December 31, 2018 and $55.5 million at the end of the third quarter of last year. The Company had $12.7 million available for borrowing on its line of credit as of September 30, 2019.

Conference Call

Nautilus will host a conference call to discuss its operating results for the third quarter ended September 30, 2019 at 4:30 p.m. ET (1:30 p.m. PT) on Thursday, November 7, 2019. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (877) 425-9470 in North America and international listeners may call (201) 389-0878. Participants from Nautilus will include Jim Barr, Chief Executive Officer, Bill McMahon, Special Assistant to the CEO, and Dave Wachsmuth, Senior Director of Finance.

A telephonic playback will be available from 7:30 p.m. ET, November 7, 2019, through 11:59 p.m. ET, November 21, 2019. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 13695883.

Non-GAAP Presentation

In addition to disclosing its financial results determined in accordance with GAAP, Nautilus has presented in this release certain non-GAAP financial measures, which exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. Nautilus presents non-GAAP financial measures as a complement to results provided in accordance with GAAP, and the non-GAAP financial measures should not be regarded as a substitute for GAAP. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Nautilus strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see "Reconciliation of Non-GAAP Financial Measures" included with this release.

EBITDA from Continuing Operations

Nautilus defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense (benefit) of continuing operations, and depreciation and amortization expense. Nautilus uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. Nautilus believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects. Management believes that EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. Other companies may calculate EBITDA differently, and it may not be comparable.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global technology driven fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Nautilus®, Octane Fitness® and Schwinn®, Nautilus, Inc. develops innovative products to support healthy living through direct and retail channels as well as in commercial channels. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected or forecasted financial and operating results, including future plans for introduction of new products and marketing campaigns, anticipated demand for the Company's new and existing products, and projected impact of the new and continuing product launches on the Company’s operating results for the fourth quarter of 2019 and future periods; statements regarding the Company's prospects, resources or capabilities; planned investments, strategic initiatives and the anticipated or targeted results of such initiatives; and planned operational initiatives and the anticipated cost-saving results of such initiatives. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; and softness in the retail marketplace. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (646) 277-1254

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our condensed consolidated statements of operations for the three and nine months ended September 30, 2019 and 2018 (unaudited and in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net sales	$61,708	$91,057	$205,112	$281,368
Cost of sales	42,641	52,551	132,686	150,343
Gross profit	19,067	38,506	72,426	131,025

Operating expenses:
Selling and marketing	17,472	20,635	69,146	79,482
General and administrative	6,726	7,503	23,824	20,740
Research and development	3,122	4,208	11,282	12,744
Goodwill and intangible impairment charge	—	—	72,008	—
Total operating expenses	27,320	32,346	176,260	112,966

Operating (loss) income	(8,253)	6,160	(103,834)	18,059
Other (expense) income, net	(422)	213	(910)	236
(Loss) income from continuing operations before income taxes	(8,675)	6,373	(104,744)	18,295
Income tax expense (benefit)	1,900	1,870	(6,941)	4,645
(Loss) income from continuing operations	(10,575)	4,503	(97,803)	13,650
Loss from discontinued operations	(114)	(194)	(329)	(354)
Net (loss) income	$(10,689)	$4,309	$(98,132)	$13,296

Basic (loss) income per share from continuing operations	$(0.36)	$0.15	$(3.30)	$0.45
Basic loss per share from discontinued operations	—	(0.01)	(0.01)	(0.01)
Basic net (loss) income per share	$(0.36)	$0.14	$(3.31)	$0.44

Diluted (loss) income per share from continuing operations	$(0.36)	$0.15	$(3.30)	$0.45
Diluted loss per share from discontinued operations	—	(0.01)	(0.01)	(0.01)
Diluted net (loss) income per share	$(0.36)	$0.14	$(3.31)	$0.44

Shares used in per share calculations:
Basic	29,728	30,185	29,660	30,230
Diluted	29,728	30,433	29,660	30,500

SEGMENT INFORMATION

The following table presents certain comparative information by segment for the three and nine months ended September 30, 2019 and 2018 (unaudited and in thousands):

	Three Months Ended September 30,		Change
	2019	2018	$	%
Net sales:
Direct	$16,197	$28,955	$(12,758)	(44.1)%
Retail	44,823	61,490	(16,667)	(27.1)%
Royalty	688	612	76	12.4%
	$61,708	$91,057	$(29,349)	(32.2)%

Operating (loss) income:
Direct	$(8,693)	$(1,363)	$(7,330)	(537.8)%
Retail	4,772	12,707	(7,935)	(62.4)%
Unallocated corporate	(4,332)	(5,184)	852	16.4%
	$(8,253)	$6,160	$(14,413)	(234.0)%

	Nine Months Ended September 30,		Change
	2019	2018	$	%
Net sales:
Direct	$83,745	$134,980	$(51,235)	(38.0)%
Retail	119,097	143,668	(24,571)	(17.1)%
Royalty	2,270	2,720	(450)	(16.5)%
	$205,112	$281,368	$(76,256)	(27.1)%

Operating (loss) income:
Direct	$(19,569)	$10,667	$(30,236)	(283.5)%
Retail	3,803	20,196	(16,393)	(81.2)%
Unallocated corporate	(88,068)	(12,804)	(75,264)	(587.8)%
	$(103,834)	$18,059	$(121,893)	(675.0)%

BALANCE SHEET INFORMATION

The following summary contains information from our condensed consolidated balance sheets as of September 30, 2019 and December 31, 2018 (unaudited and in thousands):

	As of
	September 30, 2019	December 31, 2018
Assets

Cash and cash equivalents	$5,756	$38,125
Available-for-sale securities	—	25,392
Trade receivables, net of allowances of $45 and $99	30,860	45,847
Inventories	50,066	68,465
Prepaids and other current assets	6,152	7,980
Income taxes receivable	2,747	5,653
Total current assets	95,581	191,462

Property, plant and equipment, net	22,366	22,216
Operating lease right-of-use assets	21,640	—
Goodwill	—	63,452
Other intangible assets, net	44,054	55,240
Other assets	4,498	574
Total assets	$188,139	$332,944

Liabilities and Shareholders' Equity

Trade payables	$38,497	$87,265
Accrued liabilities	7,460	8,370
Operating lease liabilities, current portion	3,695	—
Warranty obligations, current portion	2,982	3,213
Note payable, current portion	—	15,993
Total current liabilities	52,634	114,841

Operating lease liabilities, non-current	19,926	—
Warranty obligations, non-current	2,391	2,362
Income taxes payable, non-current	3,695	3,427
Deferred income tax liabilities, non-current	4,661	11,888
Other non-current liabilities	74	1,837
Debt payable, non-current	20,296	15,993
Shareholders' equity	84,462	182,596
Total liabilities and shareholders' equity	$188,139	$332,944

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

(Loss) income from continuing operations	$(10,575)	$4,503	$(97,803)	$13,650
Interest expense (income), net	293	(25)	559	(30)
Income tax expense (benefit) from continuing operations	1,900	1,870	(6,941)	4,645
Depreciation and amortization	2,853	2,178	8,045	6,646
(Loss) earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations	$(5,529)	$8,526	$(96,140)	$24,911